Exhibit 99.1

North Bay
B A N C O R P                       Contact:       Terry L. Robinson
                                                   President & CEO
                                                   trobinson@northbaybancorp.com
                                                   707-252-5024

         NORTH BAY BANCORP ANNOUNCES PLANS TO CONSOLIDATE BANK CHARTERS

Napa, CA - March 5, 2004 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced plans, subject to regulatory approval, to consolidate its bank subsidiary charters as part of a corporate initiative to simplify and streamline the company's corporate structure, increase efficiency and improve operating performance.

"We believe these changes will significantly enhance the efficiency of our management team in directing the operations of both banks and the holding company," said Terry L. Robinson, President and CEO. "Substantial improvements are anticipated from the elimination of duplicate processes required under a multiple-charter structure and the ability to manage lending limits, interest rate risk and capital for a single charter. In addition, the time savings for our management team will allow all of us to devote more time and attention to our customers and prospects."

The Vintage Bank and Solano Bank will continue to operate in their markets under their established identities; no management title or responsibility changes are anticipated as a result of the consolidation. "We are carefully managing this process so the benefits of having a locally managed bank with exceptional personal service are preserved for our customers," Robinson stated. "These structural changes will not affect the day-to-day operations of our banks and should be transparent to our customers and employees."

The Board of Directors of North Bay will be recommending that shareholders authorize increasing the range of authorized directors from the current minimum of six (6) and maximum of eleven (11) to nine (9) and seventeen (17), respectively, with the intention of ultimately having a Board of 16. There are currently nine (9) directors on the North Bay Board. The same 16 directors will also serve on the Board of Directors of the combined bank. The Boards will be led by David B. Gaw, Chairman, and Richard S. Long, Vice Chairman. CEO Terry L. Robinson and Audit Committee Chairman Conrad Hewitt will also continue to serve as directors. Twelve directors from the current bank boards will be chosen to serve as directors of the new North Bay Bancorp and bank boards. At North Bay's 2004 Annual Meeting on May 6th, ten (10) directors will be elected, including six directors from the bank boards. Assuming the expansion of the board is approved by shareholders, an additional six bank directors will be appointed to the North Bay Board subsequent to the Annual Meeting.

"All the members of our boards have served with dedication and skill. We are fortunate to have such strong business leaders from our communities supporting this institution and we will truly miss current directors who will not be serving on the North Bay Board," stated David B. Gaw, Chairman of North Bay Bancorp. "We plan to organize community boards for Solano Bank and The Vintage Bank following the realignment of the boards and will invite current board members not elected to the combined board to continue to serve as strategic advisors and lead members of the community boards."

ABOUT NORTH BAY BANCORP

North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California--The Vintage Bank based in Napa County and Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers.

The Vintage Bank, which opened for business in 1985, currently operates five banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The Bank's main office and two branch offices are located in the City of Napa. Vintage also has a branch in the City of St. Helena, a branch on Airport Road in the Southern industrial area of Napa County and an off-site ATM facility in Yountville.

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Solano Bank,  which opened in July 2000,  operates offices in the primary cities along the I-80 corridor of Solano County. The Bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting people with a quality lifestyle, affordable housing and business-friendly attitude.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on shareholder approval for changes to the Company's Board of Directors and regulatory approval for the consolidation of the charters for The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) the ability of management to generate efficiencies from the charter consolidation; (2) the ability to eliminate duplicate processes from holding company and subsidiary bank operations; (3) the ability to recognize benefits from manage lending limits, funding and capital for a single bank (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

     -0-Note: Transmitted on Business Wire on March 5, 2004 at 2:40 p.m. PST

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